UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2019

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Plan
On April 4, 2019, the Compensation Committee (the Compensation Committee) of the Board of Directors (the Board) of PDL BioPharma, Inc. (the Company) authorized the Company to enter into a severance plan with its management, including its executive officers (the Severance Plan) that provides for certain compensation and benefits if the participant’s employment is terminated without Cause or he or she resigns for Good Reason, as those terms are defined in the Severance Plan. The Severance Plan is intended to supersede the existing severance agreements between the Company and its executive officers.
Specifically, the Severance Plan provides that, upon termination of the participant’s employment without cause, as such term is defined in the Severance Plan, or his or her resignation for good reason, as such term is defined in the Severance Plan, the participant will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits: (i) a percentage of the participant’s annual base salary, (ii) a percentage of the participant’s target annual bonus for the year in which the separation occurs, and (iii) payment of the executive officer’s COBRA premiums, if any, for a certain number of months. Any severance payments under the Severance Plan will be paid in a lump sum within 5 days after the effective date of the participant’s release of claims.
The amount of severance each executive officer is eligible to receive pursuant to clauses (i), (ii) and (iii) above is set forth in the chart below:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
Dominique Monnet	President and Chief Executive Officer	100%	100%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Jill Jene, Ph.D.	Vice President of Business Development	100%	75%	12
Edward Imbrogno	Vice President, Finance	100%	75%	12

If a participant's employment is terminated without Cause or the participant resigns for Good Reason within two years of a change of control, as such term is defined in the Severance Plan, the amount of severance each executive officer is eligible to receive pursuant to clauses (i), (ii) and (iii) above is set forth in the chart below:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
Dominique Monnet	President and Chief Executive Officer	300%	300%	12
Peter Garcia	Vice President and Chief Financial Officer	200%	200%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	200%	200%	12
Jill Jene, Ph.D.	Vice President of Business Development	200%	200%	12
Edward Imbrogno	Vice President, Finance	200%	200%	12
The Severance Plan has no specified term and may be amended or terminated by the Company upon 6 months' notice. In the event of a change in control, the Severance Plan may not be terminated until the second anniversary of the date of the change in control. The description of the Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Annual Bonus Plan

On April 4, 2019, the Board approved and ratified the decision of the Compensation Committee regarding a cash bonus plan covering the named executive officers for fiscal year 2019 (the 2019 Annual Bonus Plan). The amount of the bonuses paid under the 2019 Annual Bonus Plan will be determined by the Compensation Committee after evaluating (i) certain specified corporate and individual goals adopted by the Compensation Committee and set forth in the 2019 Annual Bonus Plan and (ii) other individual or corporate performance metrics that the Compensation Committee may consider in its sole discretion. The corporate and individual performance determinations are then weighted for each named executive officer.
The target bonus percentages and the maximum bonus percentage of the named executive officers’ annual base salary compensation and the weighting of corporate and individual goals that will be used to determine each of our named executive officers’ fiscal year 2019 bonuses are set forth in the chart below:

Name	Title	Target Bonus	Maximum Bonus	Ratio of 2019 Corporate Goals/ 2019 Individual Goals
Dominique Monnet	President and Chief Executive Officer	80%	160%	100%/0%
Christopher L. Stone	Vice President, General Counsel and Secretary	75%	150%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	75%	150%	75%/25%
Jill Jene, Ph.D.	Vice President of Business Development	75%	150%	75%/25%

In addition, pursuant to the 2019 Annual Bonus Plan, the Compensation Committee established the ability to issue additional bonus amounts above the maximum bonus stated above for corporate performance relative to the general corporate goals and individual performance for performance relative to “stretch” goals established by the Compensation Committee related to extraordinary corporate achievements. The Compensation Committee retains discretion to determine any payouts in respect of performance relative to these “stretch” goals.

The foregoing description of the 2019 Annual Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2019 Annual Bonus Plan, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

10.1	Executive Severance Plan and Schedule of Benefits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Dominique Monnet
Dominique Monnet
President and Chief Executive Officer

Dated: April 10, 2019

Exhibit Index

Exhibit No.	Description
99.1	Executive Severance Plan and Schedule of Benefits